As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CIGNA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	82-4991898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address, including zip code, of principal executive offices)

Cigna Long-Term Incentive Plan
HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan
Cigna Corporation Director Equity Plan
Cigna Deferred Compensation Plan of 2005
Cigna Supplemental 401(k) Plan
Deferred Compensation Plan of 2005 for Directors of Cigna Corporation
Cigna Corporation Stock Plan
Express Scripts Holding Company 2016 Long-Term Incentive Plan
Express Scripts, Inc. 2011 Long-Term Incentive Plan
Medco Health Solutions, Inc. 2002 Stock Incentive Plan
Accredo Health, Incorporated 2002 Long-Term Incentive Plan
Express Scripts, Inc. Executive Deferred Compensation Plan of 2005
(Full title of the plans)

Nicole S. Jones, Esq.
Executive Vice President and General Counsel
Cigna Corporation
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	45,394,226(3)	$195.92	$8,893,409,866	$1,077,882
Deferred Compensation Obligations	54,500,000(4)	$54,500,000	$54,500,000	$6,606

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Cigna Corporation (formerly known as Halfmoon Parent, Inc.), a Delaware corporation (the “Company”) that become issuable under the plans listed in footnote 3 below by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on December 19, 2018.

(3)
Represents 34,682,282 shares of Common Stock issuable pursuant to the Cigna Long-Term Incentive Plan, 140,744 shares of Common Stock issuable pursuant to the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan, 378,405 shares of Common Stock issuable pursuant to the Cigna Corporation Director Equity Plan, 26,283 shares of Common Stock issuable pursuant to the Cigna Corporation Stock Plan, 1,967,891 shares of Common Stock issuable pursuant to the Express Scripts Holding Company 2016 Long-Term Incentive Plan, 2,953,610 shares of Common Stock issuable pursuant to the Express Scripts, Inc. 2011 Long-Term Incentive Plan, 2,291,782 shares of Common Stock issuable pursuant to the Medco Health Solutions, Inc. 2002 Stock Incentive Plan, 120,050 shares of Common Stock issuable pursuant to the Accredo Health, Incorporated 2002 Long-Term Incentive Plan, and 2,833,180 shares of Common Stock issuable pursuant to the Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (the “Express Scripts Deferred Compensation Plan”), which plans were assumed by the Company in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna Holding Company (formerly known as Cigna Corporation) (“Legacy Cigna”), a Delaware corporation, Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), the Company, Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the transactions contemplated by the Merger Agreement, and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the transactions contemplated by the Merger Agreement.

(4)
Represents unfunded and unsecured obligations of the Company to pay deferred compensation in the future (“Deferred Compensation Obligations”), including $40,000,000 of Deferred Compensation Obligations under the Cigna Deferred Compensation Plan of 2005, $10,000,000 of Deferred Compensation Obligations under the Cigna Supplemental 401(k) Plan, $2,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation, and $2,500,000 of Deferred Compensation Obligations under the Express Scripts Deferred Compensation Plan, which plans were assumed by the Company in connection with the transactions contemplated by the Merger Agreement.

EXPLANATORY NOTE

On December 20, 2018, in accordance with the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation (“Legacy Cigna”), Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), Halfmoon Parent, Inc. (now known as Cigna Corporation), a Delaware corporation and a direct wholly owned subsidiary of Legacy Cigna prior to the Mergers (as defined below) (“the Company”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the Mergers (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company prior to the Mergers (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), (a) Merger Sub 1 merged with and into Legacy Cigna (the “Cigna Merger”), with Legacy Cigna surviving the Cigna Merger as a direct wholly owned subsidiary of the Company, and (b) Merger Sub 2 merged with and into Express Scripts (the “Express Scripts Merger” and, together with the Cigna Merger, the “Mergers”), with Express Scripts surviving the Express Scripts Merger as a direct wholly owned subsidiary of the Company. As a result of the Mergers, Legacy Cigna and Express Scripts became direct wholly owned subsidiaries of the Company.

In connection with the Mergers, the Company assumed the plans set forth on the cover page of this Registration Statement and all obligations of Legacy Cigna and Express Scripts under such plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company, Legacy Cigna and Express Scripts with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(1)   the Company’s Current Reports on Form 8-K, filed with the Commission on September 21, 2018 and December 20, 2018;

(2)   Legacy Cigna’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 28, 2018;

(3)   Legacy Cigna’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the Commission on May 3, 2018, August 2, 2018 and November 1, 2018, respectively;

(4)   Legacy Cigna’s Current Reports on Form 8-K filed with the Commission on March 8, 2018, March 13, 2018, March 15, 2018, April 12, 2018, April 23, 2018, April 30, 2018, July 2, 2018, August 7, 2018, August 8, 2018, August 9, 2018, August 10, 2018, August 13, 2018, August 24, 2018, September 17, 2018, September 21, 2018, September 27, 2018, November 21, 2018, December 10, 2018 and December 20, 2018;

(5)   Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 27, 2018;

(6)   Express Scripts’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the Commission on May 2, 2018, August 1, 2018 and October 31, 2018, respectively;

(7)   Express Scripts’ Current Reports on Form 8-K filed with the Commission on January 26, 2018, March 8, 2018, March 9, 2018, April 24, 2018, May 14, 2018, July 2, 2018, August 10, 2018, August 13, 2018, August 24, 2018, September 18, 2018, November 21, 2018 and December 20, 2018; and

(8)   the description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-4, filed with the Commission on May 16, 2018 (Registration No. 333-224960), or any registration statement or report subsequently filed under the Exchange Act of the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock and the issuance of Deferred Compensation Obligations under the Cigna Deferred Compensation Plan of 2005, the Cigna Supplemental 401(k) Plan, and the Deferred Compensation Plan of 2005 for Directors of Cigna Corporation will be passed on for the Registrant by Amy C. Cook, Assistant Corporate Secretary and Managing Counsel – Securities, Governance and Treasury of the Company.  Ms. Cook owns shares of the Registrant's Common Stock, is eligible to receive awards under the Cigna Long-Term Incentive Plan, and is eligible to participate in the Cigna Deferred Compensation Plan of 2005 and the Cigna Supplemental 401(k) Plan.

The validity of the issuance of the Deferred Compensation Obligations under the Express Scripts Deferred Compensation Plan will be passed on for the Registrant by Julia Brncic, Senior Vice President, Chief Counsel and Corporate Secretary of the Company.

Item 6.	Indemnification of Directors and Officers

The Company is incorporated in Delaware. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Company’s amended and restated certificate of incorporation provides that its directors and officers will be indemnified by the Company to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and losses incurred in connection with their service as a director or officer on behalf of the Company.

As permitted by Section 102(b)(7) of the DGCL, the amended and restated certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.

The Company will indemnify, to the fullest extent permitted by law, any person who is now, or has previously been, (1) an officer or director of Legacy Cigna or Express Scripts or any of their respective subsidiaries or (2) serving at the request of Legacy Cigna or Express Scripts as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, which we refer to as an indemnified person, in connection with any claim, demand, action, suit, proceeding, subpoena or investigation based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such indemnified person is or was an officer or director of Legacy Cigna or Express Scripts, as applicable, or any of their respective subsidiaries, or is or was serving at the request of Legacy Cigna or Express Scripts as an officer or director of or in any similar capacity with another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust. In the event of any such proceeding, each indemnified person will be entitled to an advancement of expenses incurred in defense of such proceeding, to the extent set forth in the organizational documents of Legacy Cigna or Express Scripts, as applicable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit Title
4.1
Amended and Restated Certificate of Incorporation of Cigna Corporation, effective as of December 20, 2018 (incorporated by reference to Exhibit 3.1 to Cigna Corporation’s Current Report on Form 8-K12B filed with the Commission on December 20, 2018).

4.2
Amended and Restated Bylaws of Cigna Corporation, effective as of  December 20, 2018 (incorporated by reference to Exhibit 3.2 to Cigna Corporation’s Current Report on Form 8-K12B filed with the Commission on  December 20, 2018).

4.3	Cigna Long-Term Incentive Plan, as amended and restated effective as of April 26, 2017 (incorporated by reference to Exhibit 10.1 to Cigna Holding Company’s Form 8-K, filed May 1, 2017).

4.4	HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan.

4.5	Cigna Corporation Director Equity Plan.

4.6	Cigna Deferred Compensation Plan of 2005, effective as of January 1, 2005.

4.7	Cigna Supplemental 401(k) Plan effective January 1, 2010.

4.8	Deferred Compensation Plan of 2005 for Directors of Cigna Corporation, amended and restated effective April 28, 2010.

4.9
Express Scripts Holding Company 2016 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Express Scripts Holding Company’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, filed March 21, 2016).

4.10	Express Scripts, Inc. 2011 Long-Term Incentive Plan (as amended and restated effective April 2, 2012).

4.11	Medco Health Solutions, Inc. 2002 Stock Incentive Plan (as amended and restated effective April 2, 2012).

4.12	Accredo Health, Incorporated 2002 Long-Term Incentive Plan

4.13	Express Scripts, Inc. Executive Deferred Compensation Plan of 2005 (as amended and restated effective December 20, 2018).

5.1	Opinion of Amy C. Cook, Managing Counsel — Securities, Governance & Treasury and Assistant Corporate Secretary of Cigna Corporation.

5.2	Opinion of Julia Brncic, Senior Vice President, Chief Counsel and Corporate Secretary of Cigna Corporation.

23.1	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

24.1	Powers of Attorney (included on the signature page to Form S-8).

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of Connecticut, as of this 20th day of December 2018.

CIGNA CORPORATION

By	/s/ Nicole S. Jones
Nicole S. Jones
Executive Vice President and General Counsel

SIGNATURES

Each of the undersigned officers and directors of the Company hereby constitutes and appoints Nicole S. Jones as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of this 20th day of December 2018.

Signature	Title

/s/ David M. Cordani	President, Chief Executive Officer and Director
David M. Cordani	(Principal Executive Officer)

/s/ Eric P. Palmer	Executive Vice President & Chief Financial Officer
Eric P. Palmer	(Principal Financial Officer)

/s/ Mary T. Agoglia Hoeltzel	Senior Vice President, Tax and Chief Accounting Officer
Mary T. Agoglia Hoeltzel	(Principal Accounting Officer)

/s/ William J. DeLaney	Director
William J. DeLaney

/s/ Eric J. Foss	Director
Eric J. Foss

/s/ Elder Granger	Director
Elder Granger

/s/ Isaiah Harris, Jr.	Chairman of the Board
Isaiah Harris, Jr.

/s /Roman Martinez IV	Director
Roman Martinez IV

/s/ Kathleen M. Mazzarella	Director
Kathleen M. Mazzarella

/s/ Dr. Mark B. McClellan	Director
Dr. Mark B. McClellan

/s/ John M. Partridge	Director
John M. Partridge

/s /William L. Roper	Director
William L. Roper

/s /Eric C. Wiseman	Director
Eric C. Wiseman

/s/ Donna F. Zarcone	Director
Donna F. Zarcone

/s/ William D. Zollars	Director
William D. Zollars